Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Event Date/Time: Oct 27, 2011 / 07:00PM GMT

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FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard

Duke Realty Corp - IR

Christie Kelly

Duke Realty Corp - EVP, CFO

Denny Oklak

Duke Realty Corp - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Jamie Feldman

BofA Merrill Lynch - Analyst

Josh Attie

Citigroup - Analyst

Sloan Bohlen

Goldman Sachs - Analyst

Paul Adornato

BMO Capital Markets - Analyst

Brendan Maiorana

Wells Fargo Securities - Analyst

John Stewart

Green Street Advisors - Analyst

Russ Nussbaum

UBS - Analyst

Dave Rodgers

RBC Capital Markets - Analyst

Ki Bin Kim

Macquarie Research Equities - Analyst

Michael Bilerman

Citigroup - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. For the conference all participants are in a listen-only mode. There will be an opportunity for your questions, instructions will be given at that time. (Operator Instructions) As a reminder, today’s call is being recorded. With that being said, I’ll turn the conference now to Mr. Ron Hubbard.

Ron Hubbard - Duke Realty Corp - IR

Thank you, John. Good afternoon, everyone, and welcome to our third quarter earnings call. Joining me today are Denny Oklak, Chairman and Chief Executive Officer; Christie Kelly, Executive Vice President and Chief Financial Officer; and Mark Denien, Senior Vice President and Chief Accounting Officer. Before we make our prepared remarks, let me remind you the statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors we would refer you to our December 31, 2010, 10-K that we have on file with the SEC. Now for our prepared statement, I’ll turn it over to Denny Oklak.

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Dennis Oklak - Duke Realty Corp - Chairman and CEO

Thank you, Ron. Good afternoon, everyone. We’re happy to have Ron on board as VP of Investor Relations. I think many of you know Ron, but Ron has 12 years of experience in the REIT sector and then we look forward to introducing him to more of you at the upcoming NAREIT meeting in Dallas. Today I will highlight some of our key accomplishments during the quarter in both our asset and operational strategies. Christie will then address our third quarter financial performance and progress on our capital strategy. We’ll then talk some more about our recently announced office sale transaction.

We followed up on the positive momentum we generated in the second quarter with a very successful third quarter by all accounts. We continued to improve upon all of our key operating metrics, and also made progress on our asset repositioning strategy through several industrial acquisitions and our first meaningful quarter of new development starts in a while. All this positive momentum was obtained amid continued uncertainty and mainly negative headline news from a macroeconomic perspective.

Specifically, the housing market, financial services and banking sectors and employment growth metrics continued to dominate the negative headlines, yet manufacturing output and manufacturing surveys continued to be relatively solid. With a majority of recent job growth focused in this sector as well as wholesale trade and transportation, demand for Duke’s bulk distribution facilities continues to be good. Fundamentals in our suburban office portfolio appear to be stabilizing and medical office fundamentals continue to be strong. Development remains opportunistic with build-to-suits in office and industrial and relationship driven starts in medical office. Landlords are still not commanding much, if any, pricing power across all product types.

Even with these challenging economic issues on a national basis, I’m very pleased with the progress we made this quarter across our entire portfolio. The total portfolio occupancy increased to 90.7%, which is our highest level since 2000. We renewed 69% of our leases during the quarter and attained an overall rental rate growth on these renewals of 1%. The new lease activity totaled 3.2 million square feet and when you couple this with the low level of terminations, we generate a positive net absorption of over 1.6 million square feet. While rent spreads are still challenging, it’s pleasing to see that we had a positive releasing spread across all product types. We also achieved positive same-property net operating income growth for the 3 and 12 months ended September 30 of 1.2% and 2.1%, respectively. Once again, all product types produced positive results.

Now let me touch on some of the key activity within each product type for the quarter. Industrial activity was strong across most of our markets. We completed over 1.9 million square feet of new industrial leases and approximately 1.9 million square feet of industrial renewals. This leasing activity increased our overall industrial occupancy to 92.4% at September 30. Some of our larger deals included a 446,000-square-foot lease in Nashville to a major Internet retailer to take that building to 100% occupancy, a 167,000-square-foot lease in Phoenix to CosmoPower, filling up our value-add acquisition from earlier this year, and a 158,000-square-foot 20-year lease in Dallas to Genuine Auto Parts. In all, I’m very pleased to report that over half of our industrial markets have occupancy levels above 94%. I would point out that we have a few large fourth quarter lease expirations where the tenants have notified us they are not going to renew, so we anticipate some drop in our industrial occupancy level at year-end.

The office leasing environment continues to be challenging, as expected. However we were able to increase our office occupancy by over 50 basis points to 85.93% and achieve positive rent growth on renewals of 1.4%. Some of our larger new office leases included an 82,000-square-foot lease in Chicago to a major insurance company, a 69,000-square-foot lease in Atlanta to Rock Ten Company, 66,000 square feet of leases in Indianapolis to Interactive Intelligence, and a 46,000- square-foot lease in South Florida to the University of Miami. On the medical office front, leasing activity and development opportunities continue to gain traction. Our medical office portfolio increased by 150 basis points to 87.4%, and we started 2 new development projects which I will cover in a minute.

We also made good progress in our asset strategy during the quarter. From an acquisition perspective, pricing on most deals that we have pursued have been aggressive, as cap rates for high-quality industrial and medical office properties remain low. We have continued to stay true to our strategy and have remained patient, disciplined and selective with regard to acquisitions. We focus on core, stabilized bulk industrial and medical office properties for our acquisitions and intend to continue this strategy.

We acquired $103 million of properties during the third quarter, almost all of which were Class A bulk industrial buildings. These acquisitions included 5 industrial buildings in Raleigh totaling 696,000 square feet that are 91.3% leased, 2 industrial buildings in Chicago that are 100% leased totaling 365,000 square feet, and a 329,000-square-foot building in Dallas that is also 100% leased. We also acquired 2 small office buildings, one of them was part of our Raleigh portfolio acquisition and the other is an Indianapolis property where we acquired our joint venture partner’s interest. Disposition activity was light during the quarter, but we are working on several smaller disposition transactions that we expect to close in the fourth quarter, as well as a significant office disposition we announced last week which we’ll discuss in more detail later.

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

I’m pleased to announce some significant activity on the new development side. We signed a 15-year office build-to-suite transaction with Primerica, on our Legacy Office Park land in Atlanta. This project kicks off our development in this park. On the medical office side, we started a project for Wishard Health Services in Indianapolis. This project will be constructed and owned in a joint venture with the hospital and will consist of a faculty office building on the campus of the new hospital being built. The hospital will occupy 100% of the building on a 30-year lease. We also started one other medical office building and in all, our 3 development starts totaled $162 million this quarter, and they’re all 100% leased.

On the industrial development side, more discussions are taking place for build-to-suits, yet there are still some hesitancies to commit on the part of the customers due to economic uncertainties. So overall, the third quarter was an excellent quarter. I’ll now turn the call over to Christie to discuss our financial results for the quarter.

Christie Kelly - Duke Realty Corp - EVP, CFO

Good afternoon, everyone. As Denny mentioned I would like to provide an update on our third quarter financial performance and progress on our capital strategy. Our third quarter 2011 core FFO was $0.29 per share, which is consistent with the second quarter. Our earnings from rental operations increased slightly from the second quarter, in large part due to the continued lease up successes as well as due to the impact of acquisitions. The increased earnings from rental operations were offset, however, by a decrease in income from our service operations due to substantial completion of the BRAC third-party construction project. Although we do not expect future projects of this magnitude of the BRAC project, we continue with a strong backlog of ongoing projects and expect our service operations to continue at above pre-BRAC historic levels heading into 2012.

For the quarter, our AFFO per share was $0.18, which translates into a pay out ratio of 94% and our year-to-date pay out ratio is below 88%. AFFO per share declined slightly from the $0.22 per share reported last quarter in large part as the by-product of capital expenditures necessary to support our successful leasing efforts that have driven this significant improvement in our occupancy.

We utilized the majority of our cash on hand at June 30 to fund the $109 million redemption of our 7.25% Series N preferred shares in July. Primarily due to the scheduled repayment of $122.5 million of unsecured notes in August, as well as over $103 million of acquisitions in September, we finished the quarter with a $284 million balance on our line of credit.

With regard to our capital strategy, all key metrics have improved throughout the year. Specifically, our fixed-charge coverage ratio was 1.81 times, debt-to-EBITDA was 7.15 times, and combined debt- and preferred-stock-to-EBITDA was 8.48 times, ended September 30, 2011. I would like to point out that our combined debt- and preferred-stock-to-EBITDA of 8.48 this quarter increased from 8.18 times at June 30, 2011 primarily due to the timing of our acquisitions closing near the end of this quarter.

We are also in the process of extending our line of credit maturity date from February 2013 to December 2015. The total amount of our facility will remain at $850 million and will include a $400 million accordion feature. I wanted to thank our banks for their strong support. To date, we have a majority of the banks committed and plan to close by mid-November 2011. We’re pleased with our ability to continue to improve our balance sheet as our operating and asset repositioning successes play out. And with that, I’ll turn it back over to Denny.

Dennis Oklak - Duke Realty Corp - Chairman and CEO

While there’s still a tremendous amount of uncertainty in this economy, we have actually strengthened our portfolio and produced solid results in all phases of our corporate strategy year-to-date. With the strong operating performance for the first 9 months of the year and our expectations for the fourth quarter, we have narrowed our core FFO guidance to $1.13 to $1.15 per share for 2011.

Now I’d like to discuss our significant office portfolio sale transaction. Last Thursday, we announced a definitive agreement to sell 82 suburban office properties to an affiliate of Blackstone for $1.08 billion. As noted, the transaction represents an acceleration of our asset strategy outlined over 2 years ago to reduce our exposure to suburban office properties, primarily in the Midwest.

As you can imagine, a transaction of this size and number of assets can be quite complex, so we’ve been working on this deal for a while. The requirements of the buyer was that they acquire substantially all of our wholly-owned office assets in each of the markets they entered. We agreed to this provision and will now only own joint venture properties in those markets after closing. As far as pricing, in our supplemental information released last night, we broke out the net operating income from these properties in the schedules on pages 17 and 18.

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

The core NOI from these properties for the 9 months ended September 30 was $66.4 million. Based on the sales price of $1.08 billion, this represents an annualized NOI cap rate of 8.2%. As you look at the third quarter core NOI annualized, the cap rate is 8.5%. As you know, there are many ways to calculate a cap rate, but we believe looking at the actual core NOI from these properties for the 9-month and 3-month period is an accurate representation of cap rates. Also, keep in mind that these are NOI cap rates, and as you know, we always focus on AFFO, or cash-on-cash cap rates, which are obviously lower.

I’d also like to point out that this portfolio is essentially unlevered with only $30 million of debt. In today’s world, it is very difficult to put together a $1 billion portfolio of properties with no leverage. This portfolio is very attractive because of the ability to finance in today’s market, so we are very pleased with this transaction and look forward to executing and closing in the next few weeks. Now, Christie will discuss our intended use of the sales proceeds.

Christie Kelly - Duke Realty Corp - EVP, CFO

Looking forward, we intend to use the $1.05 billion of proceeds as follows. $284 million to pay down our September 2011 line of credit. We also will repay $168 million of unsecured debt maturities coming due during the remainder of 2011. We also may redeem the $168 million 6.95% Series M preferred shares. We have about $250 million of net acquisitions activity we expect to close in the fourth quarter of 2011. That leaves about $180 million of funds we expect to use for future acquisitions and development. Bottom line, we intend to use about 45% of the proceeds, approximately $455 million from the announced suburban office portfolio disposition to further delever our balance sheet. 55% of the proceeds will be used to fund the growth of our industrial and medical office business.

It is our expectation that we will again have a $0 balance on our line of credit by the end of 2011 and move into 2012 holding some cash. Under these assumptions, this transaction will be between $0.10 and $0.12 per share dilutive to the core FFO for 2012. The effect on AFFO for 2012 will be between $0.02 and $0.03 per share dilutive. Furthermore, we are committed to our strategic capital objectives including achieving fixed-charge coverage above 2, debt to EBITDA under 6, and combined debt- and preferred-stock-to-EBITDA under 7.75. As you know, because of the uncertainty and volatility in the economy for the past few years, we have provided our annual earnings guidance in January. Once again, we plan on providing you 2012 earnings guidance and our range of estimates during our call in January. And with that, I’ll turn it back over to Denny.

Dennis Oklak - Duke Realty Corp - Chairman and CEO

In summary, we’re very pleased with our operating results and our progress and our asset in capital strategies. We believe the sale of the office portfolio is a win-win for both buyer and seller. We were able to move forward quickly on our asset repositioning, and Blackstone is able to acquire a virtually unencumbered quality office portfolio and obtain favorable financing in today’s market. So thank you again for joining us, and with that, we’ll open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Jamie Feldman, Banc of America.

Jamie Feldman - BofA Merrill Lynch - Analyst

Just a follow-up on the Blackstone sale, talking about the process of doing the transaction, how deep is the pool of buyers and what was the marketing there?

Denny Oklak - Duke Realty Corp - Chairman and CEO

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Well, as you can imagine, we did not fully market this transaction. Obviously if we would have fully marketed this transaction, I’m sure you would have heard about it much sooner. But there was a pool of buyers, we did discuss the transaction with more than just 1 buyer and I think there was actually a number of people that were interested and we ended up working with the Blackstone folks.

Jamie Feldman - BofA Merrill Lynch - Analyst

As you think about your remaining office portfolio, I mean how much does this improve the same-store trajectory of that portfolio say over the next 12 months or so? And also what’s the difference in CapEx?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, let me address the first part. I think it’s a little hard to say looking out into the future how much it’s going to improve our same-store performance. I think obviously, if we closed on this in the fourth quarter, those properties will be removed from our same-property performance for the year, because we don’t own them anymore. So I think our same-property performance looking at 2011 would look quite a bit better.

Looking at the remaining office portfolio going forward, if you look at our same-property performance, as we said this quarter we were slightly positive, and I would tell you right now, I don’t really have any reason to believe that’s going to change over the next 12 months. Probably flat to maybe slightly positive on the same-store, but obviously again, in January of next year we’ll give you our guidance for that for 2012. And then I’m not sure I quite understood your last question, Jamie on the capital Expenditures, could you say that again?

Jamie Feldman - BofA Merrill Lynch - Analyst

I’m just thinking in terms of, Christie said the AFFO impact versus FFO impact. So how much are you saving in CapEx by not having this portfolio? I assume it’s greater-than-average CapEx per square foot?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well it is because the office product is always greater than average on CapEx per square foot than our overall portfolio, so the answer to that is yes.

Operator

Michael Bilerman, Citi.

Josh Attie - Citigroup - Analyst

It’s Josh Attie with Michael. Can you help us understand some of the differences between the assets you sold to Blackstone and the assets you’re keeping? Looking at the supplemental, it looks like the NOI per square foot is clearly lower at the Blackstone portfolio, but the rental revenue per square foot looks like it’s similar, and I don’t know if that’s a function of the leases being structured differently or them having different cost structures, but can you help us understand what the differences are?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, I don’t know, Josh, that I can actually specifically answer those questions. I think we can look into that. But just in general, again this was really the markets that we sold, 4 of them in the Midwest, and then the rest in the Southeast. What we really have left is really 3 Midwest markets, with office being Indianapolis, Cincinnati and St. Louis. We have office assets in South Florida, there’s a big concentration of office assets for us, a little bit in Nashville, and then in Washington DC in our joint venture with Eaton Vance.

So just a couple things I will say anecdotally for you. When you look at the gross rental rates in those remaining markets, I would say clearly Washington DC is the highest and quite a bit higher, probably 30% higher, than most of our other markets. And again when we show our leasing statistics in our supplemental, we include the joint ventures at 100% on the individual statistics. Obviously not in FFO, but on the statistics. So the leasing activity in DC is going to obviously move those numbers higher.

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

And then I would also say that St. Louis is also one of our higher gross rent markets when you look across the country. Gross rents in St. Louis are in the $24 to $26 range, so that’s higher than a number of the other Midwest markets. And then of course South Florida is a little bit on the high side. So the majority of our markets are going to have higher gross rental rates, but the concentration of those assets is going to be still probably tilted a little bit towards the Midwest with Cincinnati and St. Louis. So hopefully that helps.

Operator

Sloan Bohlen, Goldman Sachs.

Sloan Bohlen - Goldman Sachs - Analyst

Just a question on the guidance number. The $0.10 to $0.12 dilutive for next year, can you maybe dig in a little bit about what is assumed about the pace or yield at which the proceeds are reinvested? And then additionally to that, whether or not there’s any G&A savings from shutting down operations in certain of these markets?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well let me start and Christie can chime in. But I will tell you that the guidance, Christie went through the complete list of the use of proceeds. So for example, the preferred or the debt are just going to be what the interest rate is on. And then the acquisitions that we have planned for the fourth quarter is roughly, I would say, roughly a 7% cap rate range that we would be using on that to redeploy, and then again we’ve got basically I think she said about $180 million of proceeds that aren’t specifically identified anywhere right now, and we’re just assuming that, that would be spread out during the first part of next year, again at about a 7% cap rate and redeployed.

Sloan Bohlen - Goldman Sachs - Analyst

And on just those initial acquisitions, are you expecting to get that yield day 1, or are you looking at lease-up opportunities?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, we’re really not. We are expecting to get those day 1, because as I mentioned in the remarks, really our acquisition strategy is going to be and has been to focus on core stabilized bulk industrial and medical office assets.

Christie Kelly - Duke Realty Corp - EVP, CFO

That’s right, Denny, so I would say, Sloan, just in summary, as you can see a good majority of the $1.05 billion is going to be deployed immediately, call it 85% to 90%.

Sloan Bohlen - Goldman Sachs - Analyst

Then just on the G&A side, is there anything to save there?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I don’t think so. I think we will be reducing our overall overhead costs obviously because people that are directly associated with these properties, we won’t have anymore, and Blackstone may hire some of those or other Service providers to those properties may hire some of those folks. So our overall overhead costs will drop, but I think when you sort through and what actually ends up in G&A, we don’t anticipate any drop in that.

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Operator

Paul Adornato, BMO Capital Markets.

Paul Adornato - BMO Capital Markets - Analyst

Switching to development, was wondering if you could talk about your development hurdles, your return hurdles and pre-leasing requirements before you start developments?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think as you know, there isn’t a whole lot of development going on, and I would also say as you know we’re really not starting any kind of speculative projects today. So as I’ve said in the remarks, all of our new development, which is over $160 million in the third quarter, were 100% leased and really long-term leases. Just to give you an idea on those projects, the going-in yield on those properties was in the 7% to 7.25% range, but again those are long-term leases with annual rent bumps built into those, so obviously the average yield on those significantly higher than that. And then the only thing that we’re starting with any vacancy at all today are a few medical office properties, which is typical. But we’ve actually pushed our pre-leasing requirements on those. We used to be more in the 50% range and we’re now pushing that up to 70% to 80% pre-leased for the medical office properties, and that’s been pretty consistent here. The yields on the medical office properties today, those kind of properties are starting in the sort of high 7%s, low 8%s and again moving up from there. And it’s really hard to say anything on an industrial building because we haven’t really started anything and we’re not intending to start any spec here in the near term future.

Paul Adornato - BMO Capital Markets - Analyst

And would you anticipate spending anything on land, that is rebuilding a land bank of any sort?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No, not really. But I will say we’ve run into a couple portfolios where we’re buying some industrial buildings we like that may come with a site or 2, and so we would do that, but we’re not going out and buying any undeveloped land on a separate basis and we’re really working hard to continue to sell some of that land and reduce that investment on those parcels we’ve marked for future sale.

Christie Kelly - Duke Realty Corp - EVP, CFO

And I would echo Denny’s comments, Paul We’ve been very selective on the acquisition front, and one of the key things that we look at is the land component.

Denny Oklak - Duke Realty Corp - Chairman and CEO

But there’s only 1 acquisition that we’ve done so far had any land with it at all.

Christie Kelly - Duke Realty Corp - EVP, CFO

Pretty immaterial.

Operator

Brendan Maiorana, Wells Fargo.

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

A question to follow-up with the acquisition strategy, Denny. Looking at stabilized Class A industrial, it sounds like that’s an asset class that’s got to be pretty competitive when you’re trying to get these acquisitions done. So what do you think is the competitive advantage that’s allowing you guys to win some of the deals that you’ve done versus the competition that’s out there that I imagine is pretty steep looking at these assets?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think there’s a couple things, Brendan, and 1, we have been able to buy a few things off-market where before they actually started getting marketed, we were able to get in there. And we really get those opportunities just by being so integrated into our local markets, and we’ve done a handful of those this year.

On the other ones, when it is competitive bid, it is a little bit more difficult for us but we do have an advantage in many respects because of the folks, we know obviously know the investment sales brokers very well and all these transactions are handed by investment sales brokers, and they have a lot of confidence in us. So they know that if we’re in there and we’re close that we’re going to close and we’re going to stick to the agreements we made because we do that and everybody knows that. So many times if it’s a very close race, we can win out just because of their confidence in our ability to execute and close.

Brendan Maiorana - Wells Fargo Securities - Analyst

In terms of the portfolio targets that you guys now have after the $1.1 billion of suburban office closes, and I know you’ve got — what else is out there that you want to lighten up on the suburban office side? I guess you’ve got Cleveland out there that you talked about. Are there other markets you’d like to dispose of as well?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, let me just first say where we’re projected to be at year-end now, assuming this transaction does close and a few of the other things we mentioned we’ve got in process. We would actually be at about 54% industrial, 32% office, 10% medical office, and the 4% retail. So we really only got about 6% more overall repositioning to do on the industrial side. And we’re going to keep our strategy the same, new development build-to-suits and then just core bulk industrial. And then on the office we’re at about 32% and our target is 25%, so we’ve made obviously a major move with this transaction. We actually did close on the sale of 3 additional office buildings in Cleveland in October in the fourth quarter, so those are part of that.

I think now we’ll be obviously I think more selective on our office dispositions and we’ll really try to look at some of the I will call it less-functional, older suburban office buildings and move those, and then that 25% will really be comprised of the very core or very solid office buildings. Mostly they will be in the major markets such as Washington, Raleigh, South Florida. We’ll have a little bit in the Midwest still, Indianapolis and Cincinnati and St. Louis, I’m sure will have some of those properties left. But they will be mostly core properties in those other markets. And then again, we still have a development pipeline on the MOB side, and also have looked at and I think we’ll close some MOB acquisitions, and then ultimately, when the timing is right, we’ll just dispose of the retail and redeploy that. But the news I think, Brendan, really is this is a major step in getting there to our targets much more quickly than the timeline we laid out.

Brendan Maiorana - Wells Fargo Securities - Analyst

Yes, absolutely. And then just lastly, there’s been a lot of discussion obviously over the past week about the pricing of the transaction, the sale to Blackstone. Can you clear up what you think the replacement cost of these assets is and how that compares to the $107 a foot for these 15-year-old assets?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Sure, I’ll try. Of course it’s a little hard to peg an exact replacement cost. And first of all, one comment I’d make, I’ve never closed a transaction where buyer and seller ever agreed on what the cap rate was. So that is not unusual. I think the best way we can show it is the way we did show it

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Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

in our supplemental package. For you guys, that’s the actual NOI that was included and obviously when we close, we will be required to file pro forma financial statements basically indicating the effect of this transaction, so you guys will be able to look at those post-closing also, but it will really reflect what we’ve shown in the supplemental package.

So on the replacement cost per square foot, it’s really kind of all over the board. When you think about 82 buildings in I think 7 different markets here, it’s all over the board. But I would say where the bulk of these assets are, the replacement cost is probably in the $120 to $130 range, something like that for a new office building today. But I think I’m not sure that’s all the whole thing that’s relevant. I think certainly that’s partially relevant, but also the basis that we sold at, at $107 a foot, is only about 84% leased so to get that leased more, the basis is going to go up in those properties to move those up to a more stabilized occupancy as the economy improves, which is what I assume is Blackstone’s intent with those. So it’s not just $107, there’s going to be additional capital costs in there. And then I think again, it will vary market by market, but $120 to $130 or $135 a foot is probably a pretty good number.

Brendan Maiorana - Wells Fargo Securities - Analyst

That’s great color, and thank you for the disclosure and supplemental NOI as well.

Operator

John Stuart, Green Street Advisors.

John Stewart - Green Street Advisors - Analyst

Denny, can you give us the rough breakdown in terms of the $250 million of acquisitions in the fourth quarter between bulk industrial and medical office?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, I think that will be probably — actually I think in the fourth quarter it’s probably going to be about 50/50 between industrial acquisitions and medical office acquisitions. We’ve actually found some very good medical office acquisitions working with some of the hospital systems and some new hospital systems that we believe will close in the fourth quarter. We’ve already closed some industrial acquisitions during the quarter, so I think on a net-net basis that would be roughly half and half.

John Stewart - Green Street Advisors - Analyst

And how about from a market mix perspective?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Kind of all over. We did close, I think its been reported, but we closed on a portfolio of industrial that was about $100 million, and we closed on that in October and that was mostly in Chicago. There was 1 building in California and like 9 buildings in Chicago. And then we’ve got a couple buildings in Dallas, medical office properties are actually mostly in Texas. So it’s pretty geographically diversified but it’s really in our target markets, John.

John Stewart - Green Street Advisors - Analyst

I think you also referenced an occupancy dip due to some large move-outs in the fourth quarter. Can you give us some color there and how big of a dip are you expecting?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think the color is just a couple. We have 1 large lease in Atlanta with the tenant that we know is going to move out, and that’s about 700,000 square feet, and then we’ve got other ones that I would classify that we think are going to leave that are more on the short-term basis. Some in the 250,000-square-foot here and a 350,000-square-foot there.

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

So when we look at the dip, it just really depends on how the leasing activity is in the fourth quarter, and I would compare this back to the second quarter this year almost, John. We told everybody we had some leases expiring in the second quarter, and we anticipated our occupancy to go down, but leasing activity turned out to be terrific and we actually increased our overall occupancy in the second quarter. So I can’t say that we think it’s going to happen again in the fourth quarter, but it would probably be at the top-end probably in the hundred-basis-point range at the most of a drop. And again leasing activity is reasonable in the fourth quarter it will probably be less than that.

John Stewart - Green Street Advisors - Analyst

Would it be possible to get the cash mark-to-market on the releasing spreads during the quarter?

Denny Oklak - Duke Realty Corp - Chairman and CEO

That’s what we disclose in the supplemental. We don’t ever really calculate it, we always do net-effective rent, because for us, we just think that’s a better indicator because you got all the free rent periods and maybe the lease that was expiring and the new lease. So we’ve always thought that was a better indicator and that’s what we disclose in the supplemental package.

John Stewart - Green Street Advisors - Analyst

And then just lastly, I’m just curious, if you’ve done an IRR in terms of your hold on the office portfolio that was held to Blackstone?

Denny Oklak - Duke Realty Corp - Chairman and CEO

No. Some of those pre-date me, John. So it’s long time ago, so we really didn’t do that. A lot of that stuff, I would say probably most of the Columbus stuff was developed before we went public, or a lot of it, so it’s hard to track going that far back.

Operator

Ross Nussbaum, UBS.

Russ Nussbaum - UBS - Analyst

Can I dig into the Blackstone portfolio a little more. How does the process work? Did they approach you or did you go to them?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I don’t know quite how to answer that. We just ended up talking to each other, let me put it that way, I think.

Russ Nussbaum - UBS - Analyst

How was the portfolio of cities selected? Did they say this is what we want, or did you say, hey, take a look at everything we got and tell us what you want?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well I think it was a negotiated process. There was a lot of different discussions going on and it had to do with what cities they wanted, what cities we wanted to sell maybe, what cities that made sense for us. One of the things I mentioned in the remarks was one of the requirements and understandably so, they didn’t want us to cherry-pick a particular market. So they wanted to own all of our office assets in that market, which makes perfect sense. And then also one of the driving factors for us was, what was the use of our proceeds?

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

As you see we sized this pretty much where I think it’s ideal for us because we can virtually redeploy the proceeds, as Christie said, 80% to 85% immediately, help on our leverage metrics right away, and then do some of the acquisition and repositioning that we’re working on. So I think a lot of it also had to do with the overall size of the portfolio and mixing and matching markets.

Russ Nussbaum - UBS - Analyst

I’m wondering if I looked out over the next 12 to 36 months, I don’t know what timeframe, clearly, Blackstone’s objective, they aren’t a long term holder, right? So they want to try to maximize their IRR over some 3-, 4-, 5-year hold. So I’m wondering what they saw in these assets as a buyer versus what you saw in your willingness to let these assets go versus others.

Denny Oklak - Duke Realty Corp - Chairman and CEO

That’s an excellent question and I think you ought to ask that question to Blackstone, because I don’t think I can speak for them.

Russ Nussbaum - UBS - Analyst

So I would surmise that you were more comfortable with the premise that the assets that you’re left with perhaps in your mind are better positioned for the future than the ones you’ve sold?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I don’t know if I would say that specifically. The couple things we’ve said as we’ve gone through this repositioning process is we really wanted to get to that asset mix. Our 60/25/15 and we’re sticking to that, and then there’s certain markets we definitely want to be in. Places like Washington DC, Raleigh, South Florida and you’ll notice we did not sell any assets in those markets. And the rest of it is a negotiation process of what works.

It’s not that easy to go out and do billion-dollar transactions because it’s difficult. As I said, it’s pretty hard for a buyer to find an unleveraged billion-dollar portfolio out there today. And then it’s also not real easy for us to find a lot of billion-dollar buyers out there. So if you want to do a transaction like this, you do some give and take and make sure it just ultimately makes sense for you, and I think this one made perfect sense for us in light of all of the strategy and everything we’ve outlined.

Russ Nussbaum - UBS - Analyst

And then Christie, lastly on the preferred that you’re potentially going to be redeeming here, help me understand the thinking there, because I think that a sub-7% coupon on a pref isn’t all that bad, and when I look out, I think in 2013, you’ve got a preferred with an 8% handle on it that’s redeemable, so why not save the capital to take that one out and leave this one in place?

Christie Kelly - Duke Realty Corp - EVP, CFO

I think that’s a great point but as you look at our overall capital strategy, one of the objectives that we had set out in achieving was to reduce our overall preferred as it relates to our total capital stack, and get that to about $500 million. So with that, I’ve had my eye on the redeemable preferreds, which we already took down in July, and the Ms as well offer a nice alternative to help us get to our overall capital objective together with the Os in 2013. So it does provide a good alternative for us and gets us to our debt-plus preferred under 7.75.

Operator

Dave Rogers, RBC Capital Markets.

Dave Rodgers - RBC Capital Markets - Analyst

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Firstly talking about the governors that you mentioned earlier in terms of prefs dividend coverage or the fixed-charge coverage, do you look to continue to accelerate the program like you’ve done here, or will this be dragged out a little bit more now until you see a little bit better leasing on that front?

Christie Kelly - Duke Realty Corp - EVP, CFO

From the leasing perspective, leasing is one of the primary drivers of the improvement in our fixed-charge, and then the compliments, if you will, are the reduction in our overall preferred. So we’ll continue on the path and be prudent, but as Denny had mentioned and as I’d given in the overall use of proceeds, it really does provide us the means to accelerate the execution of our assets and capital strategies as we’ve communicated, and as well, with that, achieve our deleveraging objectives.

Dave Rodgers - RBC Capital Markets - Analyst

I guess part of the question, will we continue to see the same type of acceleration or is that more dependent on fundamentals?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think there’s 2 pieces to it, David, and 1 is the repositioning and then whether we decide to use repositioning proceeds to change the balance sheet, and that one I think is up in the air. It just depends on what transactions happen. And then the other thing, as Christie said, on the coverage ratios, that will accelerate as quickly as we get our vacant space leased up. So I think that’s really it, and I think those are both a little hard to predict, I’m not that quite sure exactly what you want us to say about that, but that’s the way we look at it.

Dave Rodgers - RBC Capital Markets - Analyst

I think with regard to the Blackstone portfolio sale, did you have any orphaned land positions or were there any land positions that were on the table as part of that deal?

Denny Oklak - Duke Realty Corp - Chairman and CEO

We do. We have some land in most of those markets, not all of them. But of the total land position, our investment is $80 million to $90 million in those markets. And we have the ability to go ahead and continue to develop on that land or whatever we decide to do with it.

Operator

Ki Bin Kim, Macquarie.

Ki Bin Kim - Macquarie Research Equities - Analyst

I just wanted to ask a couple more questions on the Blackstone deal. First off, how important was it in terms of what kind of assets they picked, that the assets were unencumbered?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think probably to them, and I think this is really again a question for Blackstone, Ki Bin, but I’ll give you my thoughts. I think they were very interested when they talked to us that they could get such a large unencumbered portfolio, because as I said it’s hard to do. And just looking out there today, everybody knows with today’s interest rates, you can get some pretty favorable financing. So I’m assuming it was fairly important to them, but they would have to really speak to that.

Ki Bin Kim - Macquarie Research Equities - Analyst

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

And are the remaining assets unencumbered as well, or what you have left has mortgage debt on it?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, it’s a combination of both. We use mostly unsecured debt. We’ve got some secured debt, but it’s not a huge percentage of our overall debt still, even after we get all done with this transaction. And again, most of that debt has come from assets we’ve acquired and that they’ve had debt on them and we’ve assumed them, and then as we move down the road we generally retire that debt and move it into the unsecured or equity piece.

Ki Bin Kim - Macquarie Research Equities - Analyst

So to ask it a different way, your remaining suburban office portfolio on a debt-to-underappreciated book value, what would that percentage look like? Of secured debt, I should say?

Denny Oklak - Duke Realty Corp - Chairman and CEO

We have it in total, I don’t think we have it broken out by office, and I think in total it’s in the supplemental package, right, Mark?

Christie Kelly - Duke Realty Corp - EVP, CFO

Yes, about 30%.

Denny Oklak - Duke Realty Corp - Chairman and CEO

30% encumbered. So we just don’t have that in front of us broken out between office and industrial. But I guess what I would just say is, just sitting here thinking about it, most of our office assets are still going to be unencumbered.

Christie Kelly - Duke Realty Corp - EVP, CFO

That’s correct, and from that perspective, too, Ki Bin, as you can imagine, in getting the line approval as well as in discussions with the rating agencies, the quality of our remaining unencumbered pool, as we did in 2009 and as we do today, we’re very aware of and we’ve made sure to keep the integrity of that overall pool, and as well make sure that we have plenty of room on our covenants.

Ki Bin Kim - Macquarie Research Equities - Analyst

Just a couple more questions on it. In terms of qualitative fact, or maybe factors like looking at age and credit quality from what you’ve sold versus what you’ve kept, how would that compare between the 2 portfolios?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Oh, I don’t think there’s going to be much difference. These are for the most part multi-tenant office buildings all around, and in age the remaining portfolio is a little bit newer than this, so I don’t think there’s any change in our tenant quality mix.

Ki Bin Kim - Macquarie Research Equities - Analyst

And the reason I asked that is because NOI margins for what you’ve sold versus what you’re keeping seems very different. I was wondering if you could provide some color on that.

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well again, every market is different, and some markets have higher expenses related to net rent or gross rent, however you want to look at it, some of them have lower. So I think it’s just really a combination of a lot of factors and it doesn’t necessarily mean anything specific. You can see from our supplemental package the way we broke out the NOI, how much NOI is going to be related to our remaining portfolio, and how much square feet that is. So again, in the office portfolio we did own and will own, it can vary pretty greatly on an NOI-per-square foot based on cities and a lot of different things.

Ki Bin Kim - Macquarie Research Equities - Analyst

I was referring to the margins, the margin differential specifically. Is it maybe because of what you’re keeping is more vertical on versus more single floor type of product base sold? Would that be a correct statement?

Denny Oklak - Duke Realty Corp - Chairman and CEO

That’s probably a valid question, Ki Bin, but I don’t think we can answer that one right now. I don’t have an answer for that, but we’ll look at that.

Christie Kelly - Duke Realty Corp - EVP, CFO

We will.

Ki Bin Kim - Macquarie Research Equities - Analyst

Okay, and then final last quick question, on your development yields that you quote, is that pre write-down of land?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, on the development land, we really didn’t write any down. As you recall a couple years ago, when we looked at our land portfolio, we took about a third of it and identified it for sale, and we did take an impairment charge on that land and we were working our way through disposing of that land. Just the way the accounting rules work on the development land, you just don’t really ever get to an impairment charge on the development yields that are basically unimpaired basis.

Operator

Michael Bilerman, Citi.

Michael Bilerman - Citigroup - Analyst

I wonder how many of these asset came from the Weeks merger? It was a joke.

Denny Oklak - Duke Realty Corp - Chairman and CEO

I was going to give you the exact number, Michael. I would say a few.

Michael Bilerman - Citigroup - Analyst

Maybe just turning to the medical office portfolio for a second. With everything that’s going on in healthcare, how do you feel about that piece of the portfolio? Obviously you seen the strong growth as the straight line rents have burnt off from the developments. So where do you stand and what’s the market environment like?

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, we feel very good about that piece of the business, and I would say the market environment is still good, I think, just like other areas of the economy, there’s plenty of uncertainty in the healthcare business now. One of the trends that we’ve mentioned I think to everybody before that we’re seeing is the acquisition of physician practices by hospital healthcare systems. That is still going on, and I think that has a tendency to slowdown some decisions, because what happens is a hospital may want an on-campus medical office building, and as you know most of what we do is on-campus, and they want to take some but they also want to bring in some doctors. So part of the process in negotiating the medical office building is which physician practices are they going to acquire and put in that building.

So it just takes a little bit longer to work through some of those things today than maybe it did a while back. So I think that’s 1 trend we’re seeing, but I think overall, the business is very solid. We continue to see development opportunities as we pointed out. We started several projects this year and have more in the pipeline, so we’re pleased and that’s still going to be a great piece of our business as we go forward. As I mentioned after this transaction, it will be about 10% of our overall assets and we want to continue to grow that up to the 15% range.

Michael Bilerman - Citigroup - Analyst

And then where do you think just overall on development, the pipeline today is $125 million with about $60 million left to fund, and you’ve obviously delivered some projects already this year. Where do you see the development pipeline overall across each of the sectors you’re operating in running over the next 12 months?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well so far, the primary piece of the development pipeline has been medical office, and over the last probably 18 months, that is by far the majority of what we’ve started, and including even this quarter. But we did start, as we mentioned, we signed a deal to start as build-to-suit headquarters building for Primerica down in Atlanta, which is a pretty significant project at $60-some million, and I think the build-to-suit office projects today are probably going to be few and far between, there may be 1 here or there like that, but I do think the bulk industrial, my sense is it’s going to pick up a little bit heading into 2012 on the build-to-suit side. I think there seems to be a little bit more discussion and activity on the build-to-suits out there now. But I would say in 2012, I would still say the majority of our starts are going to be on the medical office side.

Michael Bilerman - Citigroup - Analyst

And then the stuff that came in, in the first and second quarter, where do those yields stand today versus when you reach stabilization? Because I assume that’s going to be additive to FFO over the next 12 to 24 months. Are you talking about acquisitions or development? The development. Most of the stuff is fully-leased, I just didn’t know if there was a big GAAP impact. So I’m looking at page 29 of the supplemental.

Denny Oklak - Duke Realty Corp - Chairman and CEO

I don’t think any of those projects individually are going to have a real significant impact, Michael. Obviously when they’re 100% leased at reasonably good yields here, even in today’s market, they’re going to have a positive impact on us when they do come into service.

Michael Bilerman - Citigroup - Analyst

My last question, just in terms of, I will ask one on the Blackstone portfolio, and do appreciate the information of page 17. So when you look at the annualized third Quarter NOI versus the annualized 9 months NOI, you obviously get a different perspective given the NOI in the third quarter was a lot higher than the annualized income for the first 9 months. So you’re an 8.5% cash yield with 3Q results or $91 million of NOI and you’re at an 8.15% yield on 9 months annualized, or $88 million of NOI. So is there anything particular going on in the portfolio in the third quarter or in the 9 months that would skew that one way or the other?

Denny Oklak - Duke Realty Corp - Chairman and CEO

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

Well, the answer is no, not really. We even look at the average occupancy for the 9 months versus 3 months and it’s pretty close. My only comment there would be is I think we’ve always cautioned everybody about looking at quarterly information. We’ve said that about same-store growth many times, because just things can happen in a 3-month period that pushes things up or down, and in my opinion, the longer the periods you look at the better view you get. Now, that doesn’t mean I’m saying it’s the lower cap rate. I’m just saying that, look, we’ve put the numbers out in front of you, so this is just a representative cap rate of what the transaction is. And again, as I’ve said, there’s a lot of different ways to count, and so I think that just gets everybody in the ballpark.

Michael Bilerman - Citigroup - Analyst

Well when you look at your remaining suburban office portfolio, it tells a different story, right? So you look at the Blackstone portfolio, the third quarter annualized NOI is up 4% relative to the 9 months annualized, where the stuff that you kept is down 2%. So obviously, there’s something going on between the 2 pieces, and I don’t know maybe it’s better to think about it, because I’m sure you have budgets on all the properties, thinking about it on a 12-month-forward basis. If you had NOI forecast for your entire suburban office portfolio, what would the NOI be under that scenario so that we could start honing in as to really what the cap rate of the portfolio is? What’s happening with it? It was strange to see the Blackstone piece go up 4% on an annualized basis and the rest of the stuff you have go down 2%, which then just called into question whether there was something happening in the third quarter with either the stuff that’s on your books or the stuff that you’re selling?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Again, 2 thing I would say. 1, I would caution you as you look at quarterly information, because there can just be a lot of different things in the quarterly information that causes it to skew. Because you could have a lease expiration, you could have a free rent burning off kicking in during the quarter, maybe 1 month into the quarter or for half-a-month at the end of the quarter. So those kind of things can affect it.

And the other thing I would add though is we had good leasing activity in that particular portfolio in the third quarter, late second but throughout the third quarter. So several bigger deals, I’d mentioned some of those bigger office deals in the prepared remarks, and you notice that several of those were in that portfolio. So we did have some pretty good leasing activity in that portfolio, but again, if I look at it, I don’t think there’s anything specific that I’d point out other than maybe that, that we have pretty strong leasing activity there.

Michael Bilerman - Citigroup - Analyst

I just didn’t know if there was a tax refund or maybe there was something 1-time in the third quarter results in that portfolio. It would just make the pricing look better, so I was trying to see if there’s anything else that was in there.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well I don’t think there’s anything we’re really aware of as of today, Michael. So as I’ve mentioned, once we close this transaction, we’ll have to do a little bit more of roll-up and reporting on it, so definitely, if as we look through there, something comes to our attention, we will certainly let everybody know.

Operator

With no further questions I’ll turn it back to the presenters for any closing comments.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Okay, thank you very much, everyone, and we hope to see you all in a couple weeks out at NAREIT, and then we look forward to talking to you again in January. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.

FINAL TRANSCRIPT
Oct 27, 2011 / 07:00PM GMT, DRE - Q3 2011 Duke Realty Corp Earnings Conference Call

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